Exhibit 4.11

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is entered into as of October 22, 2015, by and between Citigroup Inc., a Delaware corporation (“Citi”), and Banco de Chile, a company organized and existing under the laws of the Republic of Chile (“BCH”).  Citi and BCH are hereinafter referred to collectively as the “Parties” or individually as a “Party”.

WITNESSETH:

WHEREAS, reference is made to (i) the Asset Purchase Agreement dated as of December 31, 2007 (as amended, the “Asset Purchase Agreement”) between Citibank, N.A. and BCH, (ii) the Global Connectivity Agreement dated as of December 27, 2007 (as amended, the “Original Global Connectivity Agreement”) between Citi and BCH, (iii) the Trademark License Agreement dated as of December 27, 2007 (as amended, the “Original Trademark License Agreement”) between Citi and BCH, (iv) the Cooperation Agreement dated as of December 27, 2007 (as amended, the “Original Cooperation Agreement”) between Citi and BCH, (all of the foregoing agreements, collectively, the “Original Agreements”), and (v) the Master Services Agreement dated as of September 25, 2009 (the “Master Services Agreement”), between Citi and BCH, each of the Original Agreements and the Master Services Agreement, with respect to the combination of Citi’s banking operations in Chile with those of BCH;

WHEREAS, the Parties amended the Original Trademark License Agreement on February 27, 2009, August 28, 2009, September 5, 2014 and November 18, 2014;

WHEREAS, as of the Effective Date, the Original Agreements will terminate and will have no force or effect from and after the Effective Date;

WHEREAS, as of the Effective Date, (i) that certain Global Connectivity Agreement dated as of October 22, 2015 between Citi and BCH (the “Global Connectivity Agreement”), and (ii) that certain Cooperation Agreement dated as of October 22, 2015 between Citi and BCH (the “Cooperation Agreement”) will also become effective;

WHEREAS, Citi or one of its Affiliates is the owner of the Licensed Citi Marks; and

WHEREAS, BCH desires to obtain from Citi, and Citi desires to grant to the BCH Parties, a license to use the Licensed Citi Marks under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises, the mutual covenants, agreements and respective representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency for which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Definitions / Construction.  Capitalized expressions used herein without definition have the respective meanings assigned to them in Schedule 1 hereto.  The rules of construction contained in such Schedule 1 shall be deemed to apply for all purposes of this Agreement.  The Parties waive the application of any Law or rule of construction providing that ambiguities in an agreement will be construed against the party drafting such agreement.

2.                                      Grant of License.  Subject to the terms and conditions of this Agreement, Citi hereby grants to the BCH Parties, and the BCH Parties hereby accept, a non-exclusive, non-sublicensable, paid-up and royalty-free right and license, during the Term of this Agreement, and limited as set forth in this Agreement, to use the Licensed Citi Marks (other than the Licensed Citi Domain Name) solely in the Territory and solely in connection with the offer, sale, marketing and promotion of the Authorized Services in the Territory as of the Effective Date, and not in connection with any other product or service of any kind.  This Agreement does not in any way limit the respective joint venture and exclusivity obligations of the Parties pursuant to the Global Connectivity Agreement, and any use by Citi of the Licensed Citi Marks in the Territory shall be consistent with such joint venture and exclusivity obligations.  Citi, may, in its sole discretion, accept or reject any proposals by BCH to expand the list of BCH Approved Affiliates set forth on Schedule 2 hereto to cover additional BCH Affiliates.

3.                                      License of Domain Name.

(a)         Pursuant to the terms and conditions of this Agreement, Citi hereby grants to the BCH Parties a license to use, during the Term of this Agreement, the Licensed Citi Domain Name, solely in connection with marketing and promoting the Authorized Services provided in the Territory by the BCH Parties.  The Parties acknowledge and agree that insofar as the Licensed Citi Domain Name is a Licensed Citi Mark, any use of the Licensed Citi Domain Name, including in connection with any website or other advertising or promotional materials (including electronic mail sent from an electronic mail address associated with the Licensed Citi Domain Name) or other content available through the Licensed Citi Domain Name, must comply with all restrictions in this Agreement relating to the Licensed Citi Marks, to the extent applicable.  Citi shall be the owner and registrant with respect to the Licensed Citi Domain Name, and shall be listed as the administrator and administrative, technical and billing contact with the relevant Internet registrar for all purposes with respect to the Licensed Citi Domain Name.

(b)         To the extent agreed to by the Parties, Citi shall maintain a link on any applicable Citigroup websites to the websites at www.bancochile.cl and www.bancoedwards.cl, respectively, for such period following the Effective Date as may be agreed to by the Parties in order to forward customers of the Authorized Services in the Territory, and the Chilean public in general, to the www.bancochile.cl and www.bancoedwards.cl, respectively.  Citi may include such disclaimers on any Citigroup website or include such intermediary screens to the extent it considers necessary or advisable to indicate that the www.bancochile.cl and www.bancoedwards.cl websites are those of BCH.  To the extent agreed to by the Parties, BCH shall maintain a link on the www.bancochile.cl and www.bancoedwards.cl websites to any agreed Citigroup website.  BCH may include such disclaimers on the wwvv.bancochile.cl and www.bancoedwards.cl websites or include such intermediary screens to the extent it considers necessary or advisable to indicate that the Citigroup websites are those of Citi.  The Parties shall regularly, and not less than once every three years, review this Section 3(b) with respect to its practical application to the Parties’ businesses and in light of changes in technology, and the Parties shall amend this Section 3(b) as they shall deem reasonable and appropriate in accordance with this Agreement.

4.                                      Use of Third-Party Names or Marks.  The BCH Parties shall not use the Licensed Citi Marks, or any derivative thereof, or any name or Mark that is confusingly similar to or dilutes the Licensed Citi Marks or any derivative thereof, in any corporate, company, partnership, investment vehicle, fund, or trade name or assumed name (or d/b/a) or in combination with any other name or Mark.

5.                                      Trademark Usage Standards and Trademark Notice Standards.

(a)         The Licensed Citi Marks may be used only as depicted in Schedule 5(a) hereto.  All uses of the Licensed Citi Marks shall comply with the Trademark Usage Standards, including, without limitation, in all respects relating to the Appearance of the Licensed Citi Marks.

(b)         All uses of the Licensed Citi Marks shall comply with the Trademark Notice Standards set forth in Schedule 5(b) hereto.  The BCH Parties shall use reasonable efforts to include appropriate notices indicating that the Licensed Citi Marks are used under license from Citi.

6.                                      Collateral Merchandise Materials.  The BCH Parties shall not use the Licensed Citigold Mark on or in connection with any Collateral Merchandise Materials, whether solely for internal use, for distribution free of charge to any existing or prospective customer of the Authorized Services, or for distribution or sale to any other Person.

7.                                      Modification of Licensed Citi Marks.  In the event that Citi desires to modify any of the Licensed Citi Marks or their stylized design, Citi shall provide the BCH Parties with not less than three months’ advance written notice of such change (the “New Style Notice”) and the effective date of such change (the “New Style Date”), and on the New Style Date each Licensed Citi Mark shall be modified accordingly.  As of the New Style Date, all Promotional Materials depicting the Licensed Citi Marks shall conform to the noticed modifications.  Notwithstanding the foregoing, Credit Cards, Debit Cards, and checkbooks and checks that BCH issued and delivered to customers of the Authorized Services in accordance with this Agreement prior to the date of receipt by BCH of the New Style Notice and that bear any Licensed Citi Mark covered by the New Style Notice are not subject to the modification requirements set forth in said New Style Notice.

8.                                      Term.  This Agreement shall become effective, and the term of this Agreement shall begin, upon the Effective Date and this Agreement shall thereafter continue in accordance with and for the period described in Section 6 of the Cooperation Agreement, unless earlier terminated in accordance with Section 24 herein (the “Term”).

9.                                      Quality Control.

(a)         The BCH Parties shall not engage in any activity that adversely affects public respect for and trust in the reputation and integrity of Citi, and shall not make or publish any statement or advertisement that would reasonably be expected to be construed to demean the image, value, identity, reputation or goodwill associated with any of the Licensed Citi Marks.

(b)         Standards.

(1)         Each of the BCH Parties acknowledges that it is essential to preserve the goodwill of the Licensed Citi Marks and the integrity of the Authorized Services by maintaining the prestige and high reputation of the Licensed Citi Marks.  Accordingly, all Authorized Services provided, advertised, marketed or promoted under or in connection with the Licensed Citi marks shall be of a consistent and high standard of quality, commensurate with the prestige and high reputation of the business conducted by the BCH Parties, and shall at all times be compliant with (i) all applicable Laws and policies and procedures and (ii) the high standards of the Chilean financial services market in effect at from time to time.  BCH will deliver a certificate that confirms BCH’s compliance with the standards set forth in this paragraph at least once a year signed by a senior officer of the company with knowledge of the representations set forth in such certificate.  This certificate shall be delivered to either (i) Citigroup, (ii) the Direction Committee (Comité de Dirección - as such term is used in the Connectivity Agreement), or (iii) such other committee, entity or person as may be agreed between the Parties.

(2)         In addition to the standards set forth in Section 9(b)(1), BCH shall also be at all times compliant with any and all additional quality control standards (including those set forth in one or more of the sub-schedules of Schedule 9) approved from time to time by Citi (after discussion with BCH, whose comments with respect to the same (including, but not limited to, comments related to implementation timelines, cost and local market standards) will be reasonably considered by Citi).  These additional quality control standards shall relate exclusively to the Proprietary Products and Services set forth in Schedule 1.(e)-A hereto, as amended from time to time by the Parties so as to include additional Proprietary Products and Services.  As used herein, “Proprietary Products and Services” includes those products listed on Schedule 1(e)-A and all other products and services that have been developed by Citi and are being marketed by the BCH Parties and excludes all products and services developed by BCH which are not exclusively marketed under, or identified by, a Citi Licensed Mark and that would reasonably be expected to be considered to be products and services of BCH by the Superintendent of Banks in Chile.  The BCH Parties shall cooperate with Citi to permit Citi to review from time to time the Proprietary Products and Services to confirm compliance with the quality control standards.

(3)         If any of the BCH Parties fails to comply with any of the quality control standards set forth in Section 9(b)(1) or those approved by Citi in accordance with Section 9(b)(2), Citi shall notify BCH in writing of such non-compliance (specifying in detail the basis for such non-compliance) and, provided that it is reasonable to expect such non-compliance to be cured within 180 days, BCH shall have an initial cure period of 90 days from the date such notice is given to become compliant with the quality control standards specified in the notice.  Such initial cure period may be automatically extended by BCH for a second 90 day period if it certifies in writing that it has made reasonable efforts to cure such non-compliance during the initial 90 day cure period and provides a summary of those efforts (a “Cure Period Certificate”).  If the BCH Parties fail to become complaint within 180 days after notice of non-compliance is given by Citi, BCH may request in writing at least 10 days before the end of the second cure period that the cure period be extended for an additional 180 days, and Citi shall not unreasonably withhold its consent to such final extension.  Concurrently with such request, BCH must also deliver another Cure Period Certificate.

(4)         The Parties acknowledge that the Authorized Services bearing the Licensed Citi Marks will be issued and provided by the BCH Parties and will also be subject to BCH’s own policies and procedures and quality control provisions.

(c)          Each of the BCH Parties shall submit to Citi all proposed Promotional Materials depicting any Licensed Citi Mark for prior written approval by Citi, in accordance with and subject to the further provisions of Schedule 9(d).

(d)         The BCH Parties shall deliver to Citi, upon Citi’s reasonable request, representative samples in all applicable media of Promotional Materials that depict Licensed Citi Marks.

(e)          The BCH Parties shall obtain all necessary authorizations from third parties to use any trademarks owned by such third parties in any Marketing Materials that use any Licensed Citi Marks prior to the use of such third party trademarks, and shall otherwise comply with all applicable copyright and trademark laws, as required by Section 9(b)(1) hereof.  The BCH Parties understand that any failure to obtain such authorizations may result in a violation of applicable Laws, including licensing laws, and in economic and/or reputational harm to Citi, that would be subject to the indemnification provisions of this Agreement.

10.                               Representation and Warranties.  The representations and warranties of BCH and of Citi that are contained in Sections 3.2 and 3.3 of the Asset Purchase Agreement (in the case of BCH) and in Sections 4.2 and 4.3 of the Asset Purchase Agreement (in the case of Citibank, N.A.) are incorporated by reference herein and shall apply as if made by BCH and by Citi, respectively, in respect to this Agreement, with effect on and as of the date hereof and the Effective Date.

11.                               Right of Inspection and Audit; Confidentiality.

(a)         Citi shall be permitted during the term of this Agreement to review and inspect all books, records, documents and materials always relating to the offer and sale of the Proprietary Products and Services by the BCH Parties, solely for purposes of confirming compliance by the BCH Parties with the Quality Control Standards set forth in Section 9 herein.  The expenses of any inspection and audit conducted pursuant to this Section 11 shall be borne by Citi (which shall not include reimbursement of internal or third-party expenses by the BCH Parties).

(b)         The Parties agree that any confidential and proprietary information exchanged between them pursuant to or in connection with this Agreement shall be subject to the confidentiality provisions set forth in Cláusula Quinta, Section (a) of the Connectivity Agreement.

12.                               Ownership of Marks.  The BCH Parties shall not acquire any ownership interest in the Licensed Citi Marks throughout the term of this Agreement or otherwise.  Each of the BCH

Parties acknowledges that Citi exclusively owns, and will continue to own, the Licensed Citi Marks and all copyrights, trademarks, services marks, trade names and other intellectual property rights in and to them and all registrations relating to the foregoing.  Each of the BCH Parties acknowledges (a) the great value of the goodwill associated with the Licensed Citi Marks and the Citi Mark; (b) that all goodwill associated with the Licensed Citi Marks and the Citi Mark will inure to the benefit of Citi; (c) that the Licensed Citi Marks and the Citi Mark have secondary meaning in the minds of the public; and (d) that the nature of the businesses of Citi requires public respect for and trust in the reputation and integrity of Citi.

13.                               Use of Similar Marks.  The BCH Parties shall not use any name or Mark in a manner that infringes, dilutes or otherwise violates Citi’s rights in the Licensed Citi Marks under the trademark Laws of the United States.

14.                               Proprietary Materials.  Ownership of all Proprietary Materials shall be governed by the Master Services Agreement.  Notwithstanding the foregoing, BCH shall not own any Mark that consists of or includes any Licensed Citi Mark or any mark that is confusingly similar to, or dilutive of, any Licensed Citi Mark.  As between Citi and BCH, BCH shall own the copyright in all Proprietary Materials created by BCH pursuant to this Agreement, to the extent that such Proprietary Materials do not include material otherwise addressed under the Master Services Agreement.  To the extent such Proprietary Materials created by BCH include or incorporate one or more of the Licensed Citi Marks, BCH remains free to use such Licensed Citi Mark (subject to the terms and conditions of this Agreement) during the Term of this Agreement.  Upon termination of this Agreement, BCH shall remove all such Licensed Citi Marks from all Proprietary Materials.

15.                               Protection of Marks.  Citi shall take all reasonable steps to procure and maintain all registrations of the Licensed Citi Marks in the Territory in connection with the Authorized Services during the Term.  Each of the BCH Parties shall reasonably cooperate with Citi, at BCH’s expense, in efforts to obtain, perfect and enforce Citi’s rights in the Licensed Citi Marks in the Territory, including, without limitation, Citi’s right to make any filings related to this Agreement and the performance of the Parties’ obligations and rights hereunder that are required or advisable pursuant to applicable Law in any jurisdiction within the Territory.

16.                               No Registration by BCH Parties.  Except as provided in Exhibit A attached hereto with respect to domain name registration, each of the BCH Parties shall not, on its own behalf or on behalf of any other Person, in any jurisdiction in the Territory or any other country in the world, register or attempt to register as trademarks, service marks or domain names any of the Licensed Citi Marks, any trademark, service mark or domain name that consists of or includes the Citi Mark, or any trademark, service mark or domain name that is confusingly similar to or that dilutes the distinctiveness of any of the Licensed Citi Marks or the Citi Mark.

17.                               Compliance with Laws.  The BCH Parties shall comply in all material respects with all Laws applicable to the Authorized Services conducted under the Licensed Citi Marks.

18.                               Further Assurances.  From and after the Effective Date, upon the terms of this Agreement and subject to applicable Law, Citi and the BCH Parties shall act in good faith and shall cooperate with each other and use their commercially reasonable efforts to, as soon as reasonably practicable, (i) take, or cause to be taken, all actions, (ii) execute, acknowledge and deliver all documents, agreements and instruments, and (iii) perform such other acts and do, or cause to be done, all things necessary, proper or advisable, in each case to confer on each party the rights, benefits and obligations provided by, and to consummate and make effective the transactions contemplated by, this Agreement as soon as practicable.

19.                               Infringement Actions.

(a)         In the event that any third party imitates, infringes, uses without authorization or dilutes any Licensed Citi Mark in the Territory:

(1)         Citi shall have the sole right, in its sole discretion, to commence or prosecute and control the disposition of a claim or suit relative to such imitation, infringement, use without authorization, or dilution (a “Licensed Mark Claim”).  Each of the BCH Parties shall, and shall cause each BCH Affiliate to, cooperate with and provide assistance to Citi in connection with such Licensed Mark Claim, at Citi’s expense.

(2)         Citi shall be solely responsible for the fees and expenses (including attorneys’ fees) incurred in connection with such Licensed Mark Claim.

(3)         Citi shall receive the full amount of any settlement made or damages awarded in or for such Licensed Mark Claim.

(4)         Notwithstanding Section 19 herein or any other provision in this Agreement, Citi and the BCH Parties shall comply with the terms and conditions of the Domain Name Agreement dated as of December 27, 2007 (the “Domain Name Agreement”) among Citi, Citibank, N.A., Citibank N.A., Agencia En Chile, and BCH, which Domain Name Agreement is attached hereto and incorporated by reference, with respect to enforcement actions against third party owners of domain names that include Citi or BCH trademarks.

(b)         Discontinuance of Use of Licensed Citi Marks.  If any or all of the BCH Parties discontinues use of one or more of the Licensed Citi Marks for any period of time, such discontinuance will not constitute an event of infringement under this Agreement.

(c)          Notice of Infringement.  Each of Citi and the BCH Parties shall notify the other in writing promptly (and in no event later than ten (10) Business Days) after becoming aware of any imitation, infringement, use without authorization, or dilution of any Licensed Citi Mark by any Person in the Territory.

20.                               Licensee Estoppel.  The BCH Parties shall not, at any time do, or permit to be done, any acts or things which would in any way challenge or impair the rights of Citi in and to the Licensed Citi Marks or which would be reasonably likely to adversely affect the validity of the Licensed Citi Marks.

21.                               Indemnification by BCH Parties.

(a)         Each of the BCH Parties shall indemnify, defend and hold harmless Citi, the representatives and agents thereof, and each of the successors and assigns of Citi (collectively, the “Citi

Indemnified Parties”), from and against any and all costs, expenses, losses, damages and liabilities (including reasonable attorneys’ fees and expenses) (“Damages”) suffered by any of the Citi Indemnified Parties resulting from, arising out of, relating to or incurred with respect to:  (i) any breach by the BCH Parties of this Agreement (including in respect of any obligation, representation, warranty or covenant of a BCH Party as of the Effective Date); and (ii) any claim, suit, demand, investigation, proceeding, arbitration or Litigation by a third party against any Citi Indemnified Party resulting from, arising out of, relating to or incurred with respect to the business, operations, conduct, acts or omissions of any of the BCH Parties or any of their directors, officers, managers, employees, agents, or representatives, including (x) the offer and sale by any such Person or provision of or offer to provide by any such Person any Authorized Services and any matter relating thereto, (y) any failure by any such Person to comply with any applicable Law, or (z) acts or omissions by any such Person after the Effective Date constituting fraud, tortious conduct, unfair trade practices, negligence or willful misconduct, or resulting in damage or destruction of property, injury, death, loss or other damages of any kind.

(b)         In connection with Section 21(a) herein, Citi and BCH agree to retain one or more insurance policies to cover costs, expenses, losses, damages, and liabilities (including reasonable attorneys’ fees and expenses) derived from or arising out of claims brought against Citi and/or BCH outside the Territory.  Cite and BCH will share the payment of such policies on a pro rate basis.

22.                               Indemnification by Citi.  Citi shall indemnify, defend and hold harmless the BCH Parties, the representatives and agents thereof, and each of the successors and assigns of the BCH Parties (collectively, the “BCH Indemnified Parties”), from and against any and all Damages suffered by any of the BCH Indemnified Parties resulting from, arising out of, relating to or incurred with respect to any third-party claim, suit, demand, investigation, proceeding, arbitration or Litigation against any BCH Indemnified Party that the use of the Citi Logo for the Authorized Services in the Territory violates or infringes the trademark or copyright rights of such third party except to the extent resulting from, arising out of, relating to or incurred with respect to (i) any use of the Citi Logo by any Person in breach of this Agreement, or (ii) the provision of any service or product other than the Authorized Services in the Territory under the Citi Logo.

23.                               Notice of Claim and Payments.  The procedures described in Schedule 23 hereto shall apply with respect to the assertion, determination and payment of claims for indemnification under Sections 21 and 22 above.

24.                               Termination.

(a)         Citi, at its option and in its sole discretion, may immediately terminate this Agreement, upon or at any time after the occurrence of any of the following events:

(1)         a BCH Party attempts to assign any of its rights under this Agreement or any interest herein in contravention of Section 29 hereof.

(2)         Citi’s equity interest in LQ Inversiones Financieras S.A., the controlling shareholder of BCH (“LQIF”), drops below 20%, or if LQIF’s equity (direct and indirect) interest in BCH drops below 20%.

(3)         A BCH Party files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets.

(4)         A BCH Party fails to pay to Citi any amounts owed pursuant to Sections 21 and 22 herein within 60 days of its receipt of notice of such failure from Citi.

(5)         A BCH Party fails to comply with any material term or condition of this Agreement and fails to correct such default within ninety (90) days of written notice of such default.  The failure by BCH to comply with any provision in the Quality Control Standards shall be deemed a failure to comply with a material term or condition of this Agreement.

(6)         Each of the BCH Parties discontinue all use of the Licensed Citi Marks in advertising materials for a period of six consecutive months; provided, however, that said discontinuance by the BCH Parties of use of the Licensed Citi Marks due to Citi’s unreasonable refusal to approve Promotional Materials shall not be deemed a material breach of this Agreement.

(7)         BCH discontinues use of the Licensed Citi Marks in connection with the Citi International Personal Banking (“IPB”) business as described in the Global Connectivity Agreement (the “IPB Business”) for a period of six consecutive months.  Upon discontinuance by BCH of said use of the Licensed Citi Marks, the exclusivity provisions of Section 2 herein shall not apply with respect to the IPB Business.

(b)         Notwithstanding the cure periods specified above, such cure periods shall not apply to any violation or default that is non-curable, or to a violation or default if substantially the same violation has occurred twice or more in the past.

25.                               Effect of Termination.

(a)         Upon termination of this Agreement or upon the BCH Parties providing written notice of termination to Citi:

(1)         the right of the BCH Parties to use the Licensed Citi Marks shall immediately terminate, the BCH Parties shall not use any Licensed Citi Mark on any Promotional Materials created after termination of this Agreement, and the BCH Parties shall have a reasonable period of time (not to exceed 45 days for materials covered by Section 25(a)(1)(i) and (ii) herein and not to exceed 90 days for materials covered by Section 25(a)(1) (iii) herein) (the “Phase-Out Period”)) to cease all use of the Licensed Citi Marks and (i) to deliver to Citi all Promotional Materials other than the materials specified in Section 25(a)(1) (ii) and (iii) herein, and all related materials created or used by the BCH Parties in connection with the use of the Licensed Citi Marks under this Agreement, (ii) to remove all exterior signage bearing any Licensed Citi Mark, and (iii) to provide customers of the Authorized Services with new Credit Cards, Debit Cards, checks, and checkbooks that do not depict the Licensed Citi Marks.  Notwithstanding the foregoing, in the event of termination of this Agreement by Citi, the BCH Parties shall immediately cease all use of the Licensed Citi Marks on the materials covered by Section 25(a)(1)(i) and (ii) herein and shall use commercially reasonable efforts to comply with the terms of Section 25(a)(1)(iii) herein before expiration of the Phase-Out Period, it being understood that BCH shall be permitted to replace each Credit Card and Debit Card bearing a Licensed Citi Mark as the card expires, but no later than four (4) years from the date of termination of this Agreement.

(2)         the registration for any Licensed Citi Domain Name shall be cancelled within 30 days following termination of this Agreement.

(3)         all rights and obligations of any party under this Agreement shall terminate and be of no further force and effect, except that the agreements and covenants of the Parties contained in Section 11 (a) shall survive termination of this Agreement for the Phase-Out Period, and the agreements and covenants of the Parties contained in Sections 11(b), 13, 21, 22 and 31 and all other agreements and covenants of the Parties that by their nature survive termination of this Agreement, shall survive for the period stated therein (or indefinitely if no such period is set forth).

(4)         The BCH Parties shall cooperate fully with Citi and shall (i) take, or cause to be taken, all actions, (ii) execute, acknowledge and deliver all documents and instruments, and (iii) perform such other acts and do, or cause to be done, all things necessary, proper or advisable, as requested by Citi, to cancel the recordal of this Agreement with all applicable Governmental Authorities in the Territory and to otherwise terminate the rights of the BCH Parties as a licensee under this Agreement.

(b)         In the event of termination of this Agreement as a result of the occurrence of an event described in Section 24(a)(3), no assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of any BCH Party’s assets or business may continue this Agreement or exploit or in any way use any Licensed Citi Mark.

26.                               Specific Performance.

(a)         The Parties agree that if any of the material provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

(b)         With respect to any material breach or default under this Agreement by a BCH Party and without limiting in any way the obligation of Citi to establish such breach, each BCH Party hereby waives any defense to, and to that extent consents to, the order of specific performance and the entry of preliminary and permanent injunctive relief against the BCH

Party barring such nonperformance or breach and imposing reasonable measures to prevent further nonperformance or breach.

(c)          This Section 26 shall not in any way limit any remedy that any Party may have at law or in equity, and no Party shall be required to pursue its rights under this Section 26 prior to pursuit of any other remedy at law or in equity.  The remedies provided for in this Agreement are cumulative and not exclusive.

27.                               Limitation of Remedies.  None of the Parties hereto shall be liable to any other Party for any indirect, special, incidental, consequential, exemplary or punitive damages, or for lost profits, unrealized expectations or other similar terms, claimed by such other party resulting from such first party’s breach of its obligations, agreements, representations or warranties hereunder, provided that nothing in this Section 27 shall preclude any recovery by a party entitled to indemnification pursuant to Section 21 or 22 payable to any third party as a result of a third party claim.

28.                               DISCLAIMER OF WARRANTIES.  OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 10, CITI MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE CITI LOGO AND THE OTHER MATTERS CONTEMPLATED BY THIS AGREEMENT, INCLUDING (A) ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (B) ANY WARRANTY WITH RESPECT TO THE VALIDITY OR ENFORCEABILITY OF, OR OF ANY NON-INFRINGEMENT RELATING TO, THE USE OF ANY LICENSED CITI MARK IN CONNECTION WITH ANY AUTHORIZED SERVICES AND (C) ANY WARRANTY ARISING THROUGH COURSE OF DEALING OR USAGE OF TRADE.

29.                               Assignments.  Notwithstanding the provisions of Section 4 of the Cooperation Agreement, the rights granted to the BCH Parties hereunder are personal in nature.  The BCH Parties shall not assign, sublicense or otherwise transfer any of their respective rights under this Agreement or other interests herein, and any such attempted assignment, sublicense or other transfer, whether voluntary or by operation of law, directly or indirectly, shall be void and of no further force and effect.  For purposes of this Agreement, the following events shall be deemed to be an “assignment”:  (i) any person or group (other than Quiñenco S.A.) acquiring or otherwise having control over BCH; and (ii) BCH sells or otherwise disposes of or transfers all or substantially all of its assets to any Person.

30.                               Information Transmission.  Each Party shall use commercially reasonable efforts to provide all statements and other information required to be provided to the other Party pursuant to this Agreement in the format and medium reasonably requested by the other Party.

31.                               Miscellaneous.  The miscellaneous provisions contained in the Master Services Agreement between BCH and Citi (the “Master Services Agreement”), excluding said miscellaneous sections with respect to notices, successors and assigns, assignment and dispute resolution, are incorporated by reference herein and all references therein to the “Agreement” shall mean this Agreement.

32.                               Notices.  All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the applicable addresses set forth on Schedule 32, or at such other address as may be designated from time to time by a party in accordance with this Section 32 (in which case Schedule 32 shall be updated to reflect such new address and an updated copy of Schedule 32 shall be attached hereto).  All notices and communications sent by facsimile shall also be sent by courier services or person delivery in accordance with this Section 32.  All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when sent by facsimile, when receipt is acknowledged, and (c) by three (3) Business Days when delivered to a courier.

33.                               Amendment to Certain Schedules.  Schedule 1(x), Licensed Citi Marks, and Schedule 1(y), Licensed Citi Domain Name, may be amended to add or delete trademarks and domain names, respectively, by way of a written agreement signed by the branding representative and by the trademark counsel of Citi and by the CEO of BCH or such other officer of BCH that he may designate in writing to act on his behalf from time to time.  Any trademark or domain name added to Schedule 1(x) or 1(y), respectively, will become a Licensed Citi Mark or Licensed Citi Domain Name, respectively, and will be subject to the terms and conditions of this Agreement, unless the Parties agree otherwise in writing.  The license with respect to any Licensed Citi Mark or Licensed Citi Domain Name deleted from Schedule 1(x) or 1(y) shall be deemed terminated and will be subject to the termination provisions set forth in Section 25 of this Agreement, unless the Parties agree otherwise in writing.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

CITIGROUP INC.

By:
	Name:	Jane Fraser
	Title:	CEO Latin America

BANCO DE CHILE

By:
	Name:	Arturo Tagle Quiroz
	Title:	CEO Banco de Chile

SCHEDULES

The schedules mentioned bellow will be part to the Trademark License Agreement once agreed upon and duly executed by Citi and BCH.

Schedule 1:	Certain Defined Terms
Schedule 1(e):	Authorized Services
Schedule 1(e)-A:	Proprietary Products and Services
Schedule 1(l):	Citi Advertising Standards
Schedule 1(m):	Citigold Mark
Schedule 1(n):	Citi Logo
Schedule 1(x):	Licensed Citi Marks
Schedule 1(y):	Licensed Citi Domain Name
Schedule 2:	BCH Approved Affiliates
Schedule 5(a):	Trademark Usage Standards
Schedule 5(b):	Trademark Notice Standards
Schedule 9(b):	Quality Control Standards
Schedule 9(d):	Promotional Materials Review Process
Schedule 9(d)(1):	Approved Marketing Materials
Schedule 23:	Indemnification Procedures
Schedule 32:	Notices

EXHIBITS

Exhibit A:                                         Domain Name Agreement

SCHEDULE 1
Certain Defined Terms

(a)                                 “Affiliate” means any person who is an “affiliate” as defined in Rule 12b-2 under the Exchange Act, provided, that for purposes of this Agreement, Citi and BCH shall not be Affiliates of each other.

(b)                                 “Agreement” means this Agreement as the same may be amended, supplemented, or modified from time to time in accordance with the terms hereof.

(c)                                  “Appearance” means, with respect to a Mark, the (i) color, (ii) font (or typography), (iii) style of such Mark itself, (iv) size (including with respect to its use in advertising, signage, business cards, letterhead and other similar presentations), (v) layout, and (vi) order or placement in proximity to any BCH Mark or to any Permissible Third-Party Mark, all in accordance with the Trademark Usage Standards.

(d)                                 “Authorized Citigold Services” means the services identified on Schedule 1(e) for the CITIGOLD Mark, as such Schedule may be amended by the Parties from time to time.

(e)                                  “Authorized Services” means the services identified on Schedule 1(e), as such Schedule may be amended by the Parties from time to time, and (ii) solely with respect to use of the Licensed Citigold Mark, the Authorized Citigold Services.

(f)                                   “BCH Affiliates” means Affiliates of BCH.

(g)                                  “BCH Approved Affiliates” means the Affiliates listed on Schedule 2, as may be amended by the Parties from time to time, and only for so long as they are BCH Affiliates.

(h)                                 “BCH Mark” means the Banco de Chile and Banco Edwards del Banco de Chile trademarks and service marks.

(i)                                     “BCH Parties” means (i) BCH, and (ii) BCH Approved Affiliates.

(j)                                    “BCH Quality Control Manager” means the BCH representative designated by the BCH Parties in accordance with Schedule 9(d) with responsibility for submission to Citi of proposed Promotional Materials for review and approval.

(k)                                 “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in Santiago de Chile, Chile, New York, New York or Miami, Florida are authorized or required by Law to close.

(l)                                     “Citi Advertising Standards” means the advertising standards set forth on Schedule 1(l) for use of the Licensed Citi Marks on or in Promotional Materials in connection with the Authorized Services, as such schedule may be amended by Citi from time to time.

(m)                             “Citigold Mark” means the CITIGOLD mark depicted on Schedule 1(m), as such schedule may be amended by Citi from time to time.

(n)                                 “Citi Logo” means the CITI and arc design service marks depicted on Schedule 1(n), as such schedule may be amended by Citi from time to time.

(o)                                 “Citi Mark” means the CITI trademark and service mark.

(p)                                 “Citi Quality Control Manager” means the Citi representative designated by Citi in accordance with Schedule 9(d) with responsibility for review and approval of proposed Promotional Materials.

(q)                                 “Closing Date” has the meaning ascribed to it in Section 8.1 (a) of the Asset Purchase Agreement.

(r)                                    “Collateral Merchandise Materials” means any products used or distributed for advertising or promotional purposes, including, without limitation, clothing, hats, writing implements, posters, and mugs, and excluding Print and Electronic Materials.

(s)                                   “Credit Cards” means credit cards issued by BCH under the MasterCard, Visa or Diners Club networks in the Territory that may be used by the holder thereof to purchase goods and services and to obtain cash advances through open-end revolving credit, commonly known as a credit card.

(t)                                    “Debit Cards” means debit cards issued by BCH under the MasterCard, Visa or Diners Club networks in the Territory that may be used by the holder thereof to access the holder’s BCH bank account to purchase goods and services and to withdraw cash from the holder’s account, commonly known as a debit card.

(u)                                 “Effective Date” means January 1, 2016.

(v)                                 “Governmental Authority” means any national, federal, state, local or foreign judicial, legislative, executive, regulatory or administrative authority, self-regulatory organization or arbitrator having legally binding authority.

(w)                               “Law” means any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, order, judgment, administrative order, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation in each case having binding legal effect.

(x)                                 “Licensed Citi Domain Name” means the domain name identified on Schedule 1(y), as such Schedule 1(y) may be amended by Citi from time to time.

(y)                                 “Licensed Citi Marks” means, collectively, (i) the Marks identified on Schedule 1(x), as such Schedule 1(x) may be amended by Citi from time to time, and (ii) the Licensed Citi Domain Name.

(z)                                  “Litigation” means any litigation, action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Authority.

(aa)                          “Mark” means any name, brand, design, trademark, service mark, trade dress, logo, domain name, corporate, trade or business name.

(bb)                          “Marketing Materials” means web sites, applications, marketing materials and other similar materials.

(cc)                            “Permissible Third-Party Mark” means the marks of third parties that appear in the Trademark Usage Standards, or as otherwise specified in writing by Citi from time to time, relating to Credit Cards and Debit Cards.

(dd)                          “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental entity.

(ee)                            “Prime Rate” means, at any given time, the prime rate most recently reported by Citibank, N.A., New York, New York (or any successor entity).

(ff)                              “Print and Electronic Materials” means (i) Credit Cards, (ii) Debit Cards, (iii) exterior building signage for Banco Edwards branches, (iv) Banco Edwards stationery and business cards, (v) checks, deposit slips, and other print materials related to customer checking accounts and savings accounts, (vi) advertising and promotional materials for use in the offer, sale, marketing or promotion of the Authorized Services; and (vii) solely with respect to use of the Licensed Citigold Mark, only advertising and promotional materials for use in the offer, sale, marketing or promotion of the Authorized Citigold Services.

(gg)                            “Promotional Materials” means, collectively, (i) Print and Electronic Materials, and (ii) Collateral Merchandise Materials.

(hh)                          “Proprietary Materials” means (i) all artwork produced that bears any Licensed Citi Mark (“Artwork”); (ii) all computer artwork incorporating graphic descriptions of any Licensed Citi Mark (“Computer Art”); (iii) all photographs incorporating graphic descriptions of any Licensed Citi Mark (“Photographs”); (iv) all derivative works based on any of the Licensed Citi Marks, Computer Art, Photographs, or Artwork (“Derivative Works”); and (v) all copyrights and other intellectual property rights in, and all duplicates and copies of, Artwork, Computer Art, Photographs and Derivative Works.

(ii)                                  “Quality Control Standards” means the quality control standards identified in Schedule 9(b), as amended by Citi from time to time.

(jj)                                “Territory” means the Republic of Chile.

(kk)                          “Trademark Notice Standards” means the trademark notice standards identified on Schedule 5(b), as may be amended or supplemented by Citi from time to time.

(ll)                                  “Trademark Usage Standards” means the trademark usage standards identified on Schedule 5(a), as may be amended or supplemented by Citi from time to time.

The following other capitalized expressions have the respective meanings assigned to them in the Sections of the Agreement that are identified below:

Defined Term	Section
“Asset Purchase Agreement”	First Recital
“BCH Indemnified Parties”	Section 22
“Citi Indemnified Parties”	Section 21(a)
“Cure Period Certificate”	Section 9(b)(3)
“Damages”	Section 21(a)
“Domain Name Agreement”	Section 19(a)(4)
“Indemnified Party”	Schedule 23
“Indemnifying Party”	Schedule 23
“Indemnity Payments”	Schedule 23
“IPB”	Section 24(a)(7)
“IPB Business”	Section 24 (a) (7)
“Licensed Mark Claim”	Section 19(a)(1)
“LQIF”	Section 24(a)(2)
“Master Services Agreement”	First Recital
“Cooperation Agreement”	Fourth Recital
“Global Connectivity Agreement”	Fourth Recital
“New Style Date”	Section 7
“New Style Notice”	Section 7
“Original Agreements”	First Recital
“Original Cooperation Agreement”	First Recital
“Original Global Connectivity Agreement”	First Recital
“Original Trademark License Agreement”	First Recital
“Phase-Out Period”	Section 25(a)(1)
“Proprietary Products and Services”	Section 9(b)(2)
“Term”	Section 8
“Third Party Claim”	Schedule 23

SCHEDULE 1(e)
Authorized Services

MARK	AUTHORIZED SERVICES
CITI and Arc Design Logo (Blue and Red) (as depicted on Schedule 1(n))

Retail and consumer banking services as offered to Citigold customers; credit card services; International Personal Banking (Citi International) and their websites; insurance services; brokerage of financial instruments, namely: trading and advisory services in national and international equities, equity lending and borrowing, short selling, foreign exchange, hedge and speculative derivative contracts, fixed income in domestic and foreign currency, and exchange traded funds; mutual Funds; voluntary pension plans; investment funds; wealth management; investment portfolio management; financial advisory; research; Commercial banking services; credit and debit card services, CMB, Global Transactional Services (“GTS”), Small and Medium Enterprises (“SME”), capital markets and their websites and Intranets.

Blue Wave with CITI and Arc Design (as depicted on Schedule 1(n)	Only for exterior branch signage for Consumer.
Citi International	Referrals for financial services, including providing access to banking, borrowing and investment products and services.
Citi International Financial Services	Referrals for Banking, Brokerage and general financial services provided to high net worth individuals.
Citi International Personal Account	Banking account package provided through Citi International (International Personal Banking).
Citi International Preferred Account	Banking account package provided through Citi International (International Personal Banking)
Citi International Wealth Management	Referrals for Wealth Management services, including providing access to banking, borrowing and investment products and services.
Citi Money Market Account	Money Market Account available through Citi International (International Personal Banking) —used for referrals.

MARK	AUTHORIZED SERVICES
Citi Money Market Plus Account	Money Market Account available through Citi International (International Personal Banking) — used for referrals.
Citibank Tiered Money Market Account	Money Market Account available through Citi International (International Personal Banking) — used for referrals.
Citi.com	For linking purposes
CITI	Commercial banking services; credit and debit card services; CMB services, retail and consumer banking services; credit card services; International Personal Banking (IPB) business.
CITIBANK	Referrals for financial services, including providing access to banking and borrowing products and services.
Citibank Paylink

Integrated domestic payments solution package that allows customers to consolidate their Latin America payments with a single provider. Single delivery platform that helps customers effectively execute a variety of payment types and administrative tasks.

Citibank® Online	Online banking services.
CitiBusiness	Referrals for bank accounts and services for commercial entities in the United States through Citi International (International Personal Banking).
CitiBusiness®Online	Referrals for bank accounts and services for commercial entities in the United States through Citi International (International Personal Banking)
Citicorp Financial Services Corporation (CFSC)	Referral services to International Personal Banking (IPB) U.S. broker dealer located in Puerto Rico.
CitiPhone Banking	Customer service provided by telephone
FMA Financial Management Account

An FMA is an account that acts as cornerstone of the Client’s investment relationship with Smith Barney. The Financial Management Account (FMA ‘1) allows the client to consolidate, manage, monitor and access his/her cash and other assets from a single point of entry.

International Personal Banking (IPB)	Referrals for Banking, Brokerage and general financial services provided to high net worth individuals

MARK	AUTHORIZED SERVICES
Citigold (as depicted on Schedule 1(m))	Services are described in the Master Services Agreement
Smith Barney	Referrals for financial services, including providing access to retail and institutional securities and investment products and services.
CitiTreasury

Online foreign exchange portal that provides news, research, rates and dealing capabilities. The site offers regional content and delivers 24-hour access to quotes and trades. It offers a comprehensive range of market data to assist customers in managing their treasury operations, including live and historical foreign exchange, stocks and indices.

Jet Stream Logo	American Advantage credit card services
CITIDIRECT

Electronic, web-based platform that permits the initiation of transactions, generates customized reports, integrates treasury products, payments and collection, has internal audit systems, is accessed with dynamic passwords. Information is encrypted.

WORLDLINK	Online platform that permits exchange operations in over 130 currencies and generates payments globally through transfers and checks.
TREASURY VISION	Web based application that permits access to Citibank accounts and third party banks globally, with capability to generate reports that include cash flows.
CITICONNECT

Permits clients to provide benefits to their customers and suppliers by providing information concerning transactions in which they participate, thereby enhancing the business relationship, reducing telephone inquiries and increasing cross-sell opportunities and capabilities.

CITISERVICE

Citibank solution for business-to-business customer service, conformed for a team of experts integrated under a single point of entry to provide easy access to accurate answers in the shortest possible time. CitiService caters to customer needs concerning inquiries about Citibank corporate products and services, technical support, transactions, investigations and general banking practices concerning

MARK	AUTHORIZED SERVICES

domestic cash management, international cash management, trade services, and electronic/Internet banking support. CitiService key benefits are tracking performance, regional consistency, integrated information, end-to-end tracking and proactive service management.

SCHEDULE 1(e)-A
Proprietary Products and Services

MARK	SERVICES
CITI INTERNATIONAL	Referrals for financial services, including providing access to banking, borrowing and investment products and services.
CITI INTERNATIONAL FINANCIAL SERVICES	Referrals for banking, brokerage and general financial services provided to high net worth individuals.
CITI INTERNATIONAL WEALTH MANAGEMENT ACCOUNT	Referrals for wealth management services, including providing access to banking, borrowing and investment products and services.
CITIBANK	Referrals for financial services.
CITIBANK PAYLINK	Payments service that permits consolidation of all payments with a single provider, and a single delivery platform.
FMA FINANCIAL MANAGEMENT ACCOUNT	Investment and brokerage and account management services.
CITIGOLD (DEPICTED IN SCHEDULE 1(m)) CITIGOLD WEALTH MANAGEMENT CITIGOLD CENTERS CITIGOLD GLOBAL ACCESS CITIGOLD HOME CONNECT CITIGOLD CITIPHONE	Services as described in the Master Services Agreement.
SMITH BARNEY	Referrals for financial services, including providing access to retail and institutional securities and investment products and services.
CITITREASURY	Online foreign exchange portal providing news, information, research, rates and dealing capabilities that facilitates treasury operations management.

MARK	SERVICES
CITIDIRECT	Encrypted, online platform that permits initiation of transactions, generates customized reports, integrates treasury products, payments and collection, and has internal audit systems.
WORLDLINK	Online platform facilitating exchange and payment operations in over 130 currencies and generates payments globally through transfers and checks.
TREASURY VISION	Online application permitting account access and report generating capabilities.
CITICONNECT	Service that permits clients to provide benefits to their customers and suppliers by providing information concerning the transactions in which they participate.
CITI FILE EXCHANGE (CFX)	Electronic Channel that allows customers to be connected to Citi via a host-to-host connectivity in order to transmit and receive electronic files using different formats.
CITI MESSAGE XCHANGE

Citi Message Xchange provides straight-through-processing to a client’s treasury system across a wide array of instruments, currencies, and geographies through certified web-based interfaces to Citi products and services.

CITI SWIFT EXCHANGE

SWIFTNet provides two new opportunities for corporate customers to improve their connectivity and straight through processing of financial transactions with their banks:

•      Secure and guaranteed IP connectivity through SWIFTNet’s proprietary network to their banks, and potentially other financial services providers

Use of SWIFTNet file and message formats for cash, treasury, trade and securities transactions and information

MARK	SERVICES
INTERNATIONAL PAYMENT ACCOUNT (IPA)

International Payment Account (IPA) is a comprehensive account-based solution consisting of domestic and cross border payment capabilities that includes:

-Cash Accounts in US Dollar domiciled in New York, Euro, Pound Sterling, Swiss Franc and Japanese Yen accounts domiciled in London.

-Account based funds transfer payments executed through the domestic high value payment systems Fed-wire, CHIPS for US Dollar payments, Target and EBA Step 1 for Euro Clearing, CHAPS for Pound Sterling, Swiss Interbank Clearing System for Swiss Franc payments and book transfers in all currencies.

-Incoming funds transfer and collection of cheques through the ICLS service for US Dollar cheques, local cheque deposit services for Pound Sterling cheques and foreign cheque deposit services for Euro and Swiss Franc items.

-Liquidity solutions that include Nassau Sweeps for US Dollar

-Account servicing tools such as Payment Flow Manager.

GLOBAL AGENCY AND TRUST	Agency and fiduciary services to support the full spectrum of capital market transactions
SECURITIES AND FUND SERVICES	Custody, international securities trading and investment services.
GLOBAL CUSTODY	Transaction settlement, safekeeping, administration, FX related transactions, and reporting of global investments through a single access point and a consistent product offering
US DOMESTIC CUSTODY	Transaction settlement, safekeeping, administration, and reporting of investments for the U.S. market

MARK	SERVICES
DIRECT CUSTODY AND CLEARING	Transaction settlement, safekeeping, administration, reporting of domestic investments, and FX related transactions
SECURITIES FINANCE

Promote the availability of lenders’ securities in order to fulfill the borrowing requirements of selected brokers, banks, broker/dealers, and other financial institutions and investment firms worldwide.

INTERNATIONAL PERSONAL BANKING	Referrals for banking, brokerage and general financial services provided to high net worth individuals.
CITI INTERNATIONAL PERSONAL ACCOUNT	Banking account package provided through International Personal Banking.
CITI INTERNATIONAL PREFERRED ACCOUNT	Banking account package provided through International Personal Banking.
CITI MONEY MARKET ACCOUNT	Money market account available through International Personal Banking.
CITI MONEY MARKET PLUS ACCOUNT	Money market account available through International Personal Banking.
CITI TIERED MONEY MARKET ACCOUNT	Money market account available through International Personal Banking.
CITIBUSINESS	Referrals for bank accounts and services for commercial entities through International Personal Banking.
CITICORP FINANCIAL SERVICES CORPORATION (CFSC)	Referral services to International Personal Banking.
CITI MARKET RATE ACCOUNT	Money market account available through International Personal Banking
CITI INSURED MONEY MARKET ACCOUNT	Money market account available through International Personal Banking
CITI PREFERRED MONEY MARKET ACCOUNT	Money market account available through International Personal Banking

MARK	SERVICES
CITI DAY-TO-DAY SAVING ACCOUNT	Savings account available through International Personal Banking;
CITI HIGH YIELD MONEY MARKET ACCOUNT	Money market account available through International Personal Banking
CITI STEP UP MONEY MARKET ACCOUNT	Money market account available through International Personal Banking
CITI SUPER YIELD MONEY MARKET ACCOUNT	Money market account available through International Personal Banking
CITI MARKET RATE PLUS ACCOUNT	Money market account available through International Personal Banking
CITI RATE ACCELERATOR MONEY MARKET ACCOUNT	Money market account available through International Personal Banking
CITI PASSBOOK SAVINGS ACCOUNT	Savings account available through International Personal Banking
CITI NOW ACCOUNT	Interest checking account available through International Personal Banking
CITI CHECKING ACCOUNT	Checking account available through International Personal Banking
CITIBANK® BANKING CARD	ATM or Debit card available through International Personal Banking
CITI ULTIMATE SAVINGS ACCOUNT	Savings account available through International Personal Banking
CITI ULTIMATE MONEY ACCOUNT	Money market account available through International Personal Banking
CITI E-SAVINGS ACCOUNT	Savings account available through International Personal Banking

Proprietary Products and Services:  General

1.              International Personal Banking Services;

2.              International Cash Management Services;

3.              Custodial Services;

4.              Citigold ® Services.

SCHEDULE 1(l) Citi Advertising Standards Ethical Standards for Brand Communications We are expected to demonstrate and deliver the highest levels of integrity and good judgment in our brand communications. If we communicate using our brand in an inappropriate manner, we risk damaging our reputation and offending the clients and employees that are so critical to our organization’s success. Brand Policy It is our responsibility to do our utmost to build our brand and protect its integrity through ethical practices. It is Citi policy that our brand names, logos and any communications that include our brand should not be used in connection with anything that could disparage, misrepresent or otherwise harm, tarnish or diminish the reputation or goodwill associated with Citi. Do ensure that our materials are original and not imitative of others. ra Do ensure tnat all claims we present are accurate, current and based on evidence that is verifiable. It is paramount that we protect our brand through the use of sound judgment and adherence to our brand policies. Outlined at right are ethical standards for all Citi branding, advertising, sponsorships, marketing and promotions. Note: The guidance on this page is not exhaustive, nor a substitute to obtaining legal, regulatory or trademark approvals. Do ensure that testimonials or endorsements are genuine, verifiable, relevant, based on the personal experience or knowledge of the person. Do obtain additional approval from the Citi Global Branding department before agreeing to use the Citi logo on items or in programs that could pose potential risks to the brand (see exception approval process on page 4.5). Do respect the marks and brands of others we feature in our materials, in a manner consistent with legal and contractual obligations. If Do not feature our brand in any type of T communications that involves, facilitates, advocates or promotes libelous, defanatory, obscene, pornograpnic, aauit-content, sexually-explicit or abusive activities. riff Do not align our brand with gambling, illegal substances, alcohol, tobacco, violence, use of firearms, sedition or illegal activities, or sponsor events the sole purpose of which is to promote the foregoing. If Do not align our brand with activities that are T religious or political (without senior approval) in nature, or that discriminate on the basis of race, ethnicity, gender, religion, sexual orientation, age or disability. rid Do not present claims or information that are unfair, incomplete or misleading. rid Do not use testimonials or endorsements that were given by persons who were compensated (either monetarily or otherwise) without disclosing that fact.  Do not violate rights of privacy or publicity of persons portrayed or mentioned in our materials without obtaining permissicns, as required. riff Do not violate the intellectual property rights of any person or entity. 28

SCHEDULE 1(m)
Citigold Mark

SCHEDULE 1(n)
Citi Logo

CITI and Arc Design Logo (Blue and Red)

Blue Wave with CITI and Arc Design

SCHEDULE 1(x)
Licensed Citi Marks

CITI and Arc Design Logo (Blue and Red) (as depicted on Schedule 1(n))

Blue Wave with CITI and Arc Design (as depicted on Schedule 1(n))

Citi International

Citi International Financial Services

Citi International Personal Account

Citi International Preferred Account

Citi International Wealth Management

Citi Money Market Account

Citi Money Market Plus Account

Citi Tiered Money Market Account

Citi.com

CITI

CITIBANK

Citibank Paylink

Citibank® Online

CitiBusiness

CitiBusiness®Online

Citicorp Financial Services Corporation (CFSC)

CitiPhone Banking

FMA Financial Management Account

International Personal Banking (IPB)

Citigold (as depicted on Schedule 1(m))

Smith Barney

CitiTreasury

Jet Stream Logo (see below)

CITIDIRECT

WORLDLINK

TREASURY VISION

CITICONNECT

CITISERVICE

Jet Stream Logo

SCHEDULE 1(y)
Licensed Citi Domain Name

SCHEDULE 2
BCH Approved Affiliates

Banco de Chile

Banchile Administradora General de Fondos S.A.

Banchile Corredores de Bolsa S.A.

Banchile Asesoria Financiera S.A.

Banchile Securitizadora S.A.

Socofin S.A.

Promarket S.A.

SCHEDULE 5(a)
Trademark Usage Standards

See attached.

SCHEDULE 5(b)
Trademark Notice Standards

The designation ® shall be used after a registered trademark or service mark the first time that the trademark or service mark appears, in print or electronic form, (i) in a header, and (ii) in text.

The trademark or service mark must be used as an adjective, and not as a noun, at least 80% of the time in each piece of print or electronic advertising material in which the trademark or service mark appears.

The BCH Parties shall use reasonable efforts to include appropriate notices indicating that the Licensed Citi Marks are used under license from Citi.

SCHEDULE 9(b)
Quality Control Standards

The Identified Risks Standards set forth in the Master Services Agreement, as amended from time to time, are incorporated in this Schedule 9(b) by reference.

Quality Control Standards — International Personal Banking (“IPB”)

Service Level Requirements (Performance Indicators) — International Personal Banking (“IPB”)

BCH will comply with the quality standards that the Parties agree upon from time to time as well as applicable Citigroup policies and procedures, including but not limited to the following;

Citigroup Anti-Money Laundering Policy, as amended from time to time

Citigroup Customer Identification Policy, as amended from time to time;

Citicorp Continuity of Business Policy, as amended from time to time;

Citigroup Information Security and Data Protection Policy, as amended from time to time

Citigroup Privacy Theme (see attached), as amended from time to time

Otherwise, service levels will be adequate, as determined from time-to-time.

The January 2007 Statement of Work between Citibank, N.A. and Chile Technology Services Center is incorporated in this Schedule 9(b) by reference.

Rev. July 2013 cifibank• FACTS WHAT DOES CITIBANK DO WITH YOUR PERSONAL INFORMATION?  Why? Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do. What? The types of personal information we collect and share depend on the product or service you have with us. This information can include: Social Security number and income account balances and employment information credit history and transaction history How? All financial companies need to share customer’s personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons Citibank chooses to share; and whether you can limit this sharing. Reasons we can share your personal information For our everyday business purposes—such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus Does Citibank share? Yes Can you limit this sharing? No For our marketing purposes—to offer our products and services to you Yes No For joint marketing with other financial companies Yes No For our affiliates’ everyday business purposes— information about your transactions and experiences Yes No For our affiliates’ everyday business purposes— information about your creditworthiness Yes Yes For our affiliates to market to you Yes Yes For nonaffiliates to market to you Yes Yes To limit our sharing Call:Citigold° Private Client at (813) 604-3080 or 1 (877) 309-0914 (within the U.S.) Citigold® International at (813) 604-3006 or 1 (866) 637-9042 (within the U.S.) International Personal Banking at (813) 604-3000 or 1 (800) 568-8555 (within the U.S.) Global Executive Banking at (813) 604-3290 or 1 (866) 213-0890 (within the U.S.) Please note: If you are a new customer, we can begin sharing your information 30 days from the date we sent this notice. When you are no longer our customer, we continue to share your information as described in this notice. However, you can contact us at any time to limit our sharing. Questions? Call Citigold° Private Client (813) 604-3080; Citigold° International (813) 604-3006; International Personal Banking (813) 604-3000; or Global Executive Banking (813) 604-3290. PN-AHS0714E-S 40

Page 2 Who we are Who is providing this notice? This notice is provided by Citibank, N.A. for its individual clients through Citigold® Private Client, Citigold® International, International Personal Banking and Global Executive Banking.What we do How does Citibank protect  my personal information? To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings. How does Citibank collect  my personal information? We collect your personal information, for example, when you provide account information or give us your contact information provide employment information or apply for a loan make deposits or withdrawals from your account We also collect your personal information from others, such as credit bureaus, affiliates, or other companies. Why can’t I limit all sharing? Federal law gives you the right to limit only sharing for affiliates’ everyday business purposes—information about your creditworthiness affiliates from using your information to market to you sharing for nonaffiliates to market to you State laws and individual companies may give you additional rights to limit sharing. See below for more on your rights under state law. What happens when I limit sharing for an account I hold jointly with someone else? Your choices will apply to everyone on your account—unless you tell us otherwise.  Definitions  Affiliates Companies related by common ownership or control. They can be financial and nonfinancial companies. Our affiliates include companies with a Citi name; financial companies such as Citi International Financial Services, LLC, Citigroup Global Markets Inc. and Banamex USA. Nonaffiliates Companies not related by common ownership or control. They can be financial and nonfinancial companies. Nonaffiliates we share with can include companies engaged in direct marketing and the selling of consumer products and services. Joint marketing A formal agreement between nonaffiliated financial companies that together market financial products and services to you. Our joint marketing partners include insurance companies and other financial companies. Other important information  For Vermont Residents: We will not share information we collect about you with nonaffiliated third parties, except as permitted by Vermont law, such as to process your transactions or to maintain your account. In addition, we will not share information about your creditworthiness with our affiliates except with your authorization. For California Residents: We will not share information we collect about you with nonaffiliated third parties, except as permitted by California law, such as to process your transactions or to maintain your account. 41

Rev. Julio de 2013 cfabank’   i.Como? Todas las empresas financieras necesitan intercambiar la informacion sus clientes para conducir sus negocios diarios. En la siguiente motivos por los cuales las empresas financieras pueden intercambiar personal de sus clientes; los motivos por los cuales Citibank informacion, y si puedes limitar este intercambio o no. personal de seccion, indicamos los la informacion elige intercambiar Motivos por los cuales podemos intercambiar tu informacion personal nuestros fines comerciales diarios—como procesar tus transacciones, mantener tu(s) cuenta(s), cumplir con ordenes judiciales e investigaciones legates o para informer a agencies de informes de credito .Citibank intercambia informacion? Si CPara iPuedes limitar este intercambio de informacion? e\ N. Para nuestros fines de mercadeo— para ofrecerte nuestros productos y servicios Si k No Para el mercadeo conjunto con otras  empresas financieras Si No Para los fines comerciales diarios de nuestras filiales—informacion sobre tus transaccionesy experiencias Si No Para los fines comerciales diarios de nuestras filiales-informacion sobre tu solvencia crediticia Si Si Para que nuestras filiales comercialicen contigo Si Si Para que terceros no afiliados comercialicen contigo Si Si Para limiter nuestro intercambio de informacion Llame a: Citigold® Private Client al (813) 604-3080 o al 1 (877) 309-0914 (dentro de EE.UU.) Citigold® International al (813) 604-3006 o al 1 (866) 637-9042 (dentro de EE.UU.) International Personal Banking al (813) 604-30000 all (800) 568-8555 (dentro de EE.UU.) Global Executive Banking al (813) 604-3290 o al 1 (866) 213-0890 (dentro de EE.UU.) Nota: Si eres un cliente nuevo, podemos comenzar a intercambiar tu informacion a los 30 dias a partir de la fecha en la que enviamos este aviso. Cuando dejas de ser nuestro cliente, continuamos intercambiando tu informacion segun se especifica en este aviso. Sin embargo, puedes comunicarte con nosotros en cualquier momento para limitar el intercambio de informacion. iPreguntas? Llame a: Citigold® Private Client al (813) 604-3080; Citigold® International al (813) 604(-)3006; a International Personal Banking al (813) 604-3000; o a Global Executive Banking (813) 604-3290. PN-AHS0714E-S 42

Pagina 2 Quienes somost:.Quien envia este aviso? Este aviso es brindado por Citibank, N.A. para sus clientes particulares a traves de Citigold® Private Client, Citigold® International, International Personal Banking, y Global Executive Banking. Lo que hacemos LCOmo protege mi informacion personal Citibank? Para proteger tu informacion personal del acceso y use no autorizado, utilizamos medidas de seguridad para cumplir con la ley federal. Estas medidas incluyen sistemas de protecciOn de computadora y archivos y edificios seguros. .Como recopila mi informaciOn personal Citibank? Recopilamos tu informacion personal, por ejemplo, cuando nos das informacion sobre tu cuenta o tu informacion de contacto nos das tu informacion de empleo o solicitas un prestamo haces depOsitos o retiros desde tu cuenta Tambien recopilamos tu informacion personal desde otras fuentes  como agendas de informes de credito, filiales u otras empresas. iPor que no puedo limitar todo el intercambio de informacion? La ley federal to otorga el derecho de limitar solamente el intercambio de informacion para fines comerciales diarios de nuestras filiales: informaciOn sobre tu solvencia crediticia a las filiales para que utilicen tu informaciOn para comercializar contigo el intercambio de informacion para que terceros no afiliados comercialicen contigo Las leyes estatales y empresas individuales pueden otorgarte derechos adicionales para que limiter el intercambio de informacion. A continuacion, encontraras mas informacion sobre tus derechos segim la ley estatal. WO sucede cuando limito el intercambio de informacion de una cuenta que tengo con otra persona? Tus decisiones se aplicaran a todas las personas de tu cuenta, a menos que nos especifiques lo contrario. Definiciones  Filiales Empresas relacionadas por propiedad o control comun. Pueden ser empresas financieras o no financieras. Nuestras filiales incluyen empresas con un nombre de Citi; empresas financieras como Citi International Financial Services, LLC, Citigroup Global Markets Inc. y Banamex USA. Terceros no afiliados Empresas no relacionadas por propiedad o control comun. Pueden ser empresas financieras o no. Los terceros no afiliados con los cuales compartimos informacion pueden incluir empresas dedicadas al mercadeo directo y a la yenta de productos y servicios para consumidores. Mercadeo conjunto Acuerdo formal entre las empresas financieras no afiliadas que comercializan de manera conjunta productos o servicios financieros. Nuestros socios de marketing conjuntos incluyen comparilas de seguros y otras instituciones financieras.  Informacion adicional importante Para los residentes de Vermont: No intercambiaremos informacion que recabemos sobre ti con terceros no afiliados, salvo que la ley de Vermont disponga lo contrario, por ejemplo, para procesar tus transacciones o mantener tu cuenta. Ademas, no intercambiaremos informaciOn sobre tu solvencia crediticia con nuestras filiales a menos que tengamos tu autorizaciOn. Para los residentes de California: No intercambiaremos informaciOn que recabemos sobre ti con terceros no afiliados, salvo que la ley de California disponga lo contrario, por ejemplo, para procesar tus transacciones o mantener tu cuenta.  43

CIFS Privacy Notice Rev. July 2013 FACTS WHAT DOES CITI INTERNATIONAL  FINANCIAL SERVICES, LLC DO WITH YOUR  PERSONAL INFORMATION?  Why? Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do. What? The types of personal information we collect and share depend on the product or service you have with us. This information can include: social security number or personal identification number, and income. account balances and employment information credit history and transaction history How? All financial companies need to share customer’s personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons Citi International Financial Services, LLC (CIFS) chooses to share; and whether you can limit this sharing. Reasons we can share your personal information Does CIFS  share? Can you limit  this sharing? For our everyday business purposes—such as to process your transactions, maintain your account(s), respond to court orders and legal investigations Yes No For our marketing purposes—  to offer our products and services to you Yes No For joint marketing with other  financial companies Yes No For our affiliates’ everyday business purposes—information about your transactions and experiences Yes No For our affiliates’ everyday business purposes—information about your creditworthiness Yes Yes For our affiliates to market to you Yes Yes For nonaffiliates to market to you Yes Yes To limit our sharing Call: (787) 756-4998  Please note: If you are a new customer, we can begin sharing your information 30 days from the date we sent this notice. When you are no longer our customer, we continue to share your information as described in this notice. However, you can contact us at any time to limit our sharing. Questions? Call (787) 756-4998  PN-CIFS (Rev 7/14) 44

Page 2 Who we are Who is providing this notice? This notice is provided by CIFS for its individual clients . CIFS is an affiliated company under the control of Citigroup Inc. What we do How does CIFS protect my personal information? To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings. How does CIFS collect my personal information? We collect your personal information, for example, when you provide account information or give us your contact information provide employment information or apply for a loan make deposits or withdrawals from your account We also collect your personal information from others, such as affiliates, or other companies. Why can’t I limit all sharing? Federal law gives you the right to limit only sharing for affiliates’ everyday business purposes—information about your creditworthiness affiliates from using your information to market to you sharing for nonaffiliates to market to you Individual companies may give you additional rights to limit sharing. What happens when I limit sharing for an account I hold jointly with someone else? Your choices will apply to everyone on your account—unless you tell us otherwise. Definitions Affiliates Companies related by common ownership or control. They can be financial and nonfinancial companies. Our affiliates include companies with a Citi name; financial companies such as Citibank, N.A.,Citigroup Global Markets Inc.,and Banamex USA. Nonaffiliates Companies not related by common ownership or control. They can be financial and nonfinancial companies. Nonaffiliates we share with can include companies engaged in direct marketing and the selling of consumer products and services. Joint marketing A formal agreement between nonaffiliated financial companies that together market financial products or services to you. Our joint marketing partners include other financial companies.  45

Rev. Julio de 20131 HECHOS .QUE HACE CITI INTERNATIONAL FINANCIAL SERVICES, LLC CON TU INFORMACION PERSONAL?   i.Por que. Las empresas financieras deciden corn° intercambiar tu informacion personal. La ley federal le otorga al consumidor el derecho a limitar parte, pero no todo el intercambio de informacion. Esta ley federal tambien nos exige que to informemos como recopilamos, intercambiamos y protegemos tu informacion personal. Lee atentamente este aviso para comprender lo que hacemos. LQue? El tipo de informacion personal que recopilamos e intercambiamos depende del producto o servicio que tienes con nosotros. Esta informacion puede incluir: numero de seguro social o numero de identificacion personal, e ingresos. saldos de cuenta e informacion de empleo historial de credit° y de transacciones 4Como? Todas las empresas financieras necesitan intercambiar la informacion personal de sus clientes para conducir sus negocios diarios. En la siguiente seccion, indicamos los motivos por los cuales las empresas financieras pueden intercambiar la informacion personal de sus clientes; los motivos por los cuales Citi International Financial Services, LLC (CIFS) elige intercambiar informacion, y si puedes limitar este intercambio o no. Motivos por los cuales podemos intercambiar tu informacion personal Para nuestros fines comerciales diarios—como procesar tus transacciones, mantener tu(s) cuenta(s), cumplir con Ordenes judiciales e investigaciones legales ZCIFS intercambia  informacion? Si k eS .Puedes limitar este intercambio de informacion?    Para nuestros fines de mercadeo—para ofrecerte nuestros productos y servicios SI ((8) I No Para el mercadeo conjunto con otras  empresas financieras \ )1(e) No Para los fines comerciales diarios de nuestras filiales—informaciOn sobre tus transacciones y experiencias Si No Para los fines comerciales diarios de nuestras  filiales—informacion sobre tu solvencia crediticia Si Si Para que nuestras filiales comercialicen contigo Si Si Para que terceros no afiliados comercialicen contigo Si Si Para limiter • Llama al (787) 756-4998: nuestro Nota: Si eres un cliente nuevo, podemos comenzar a intercambiar tu informacion a los 30 dias a partir de la fecha en la que enviamos este aviso. Cuando dejas de ser nuestro cliente, continuamos intercambiando tu informacion segun se especifica en este aviso. Sin embargo, puedes comunicarte con nosotros en cualquier momento para limitar el intercambio de informacion. i.Preguntas? Llama al (787) 756-4998 PN-CIFS (Rev 7/14)  46

Pagina 2  Quienes somos  iQuien envia este aviso? Este aviso lo proporciona CIFS para los clientes individuales. CIFS es una comparifa filial bajo el control de Citigroup Inc.  Lo que hacemos iComo protege mi informacion personal CIFS? Para proteger tu informacion personal del acceso y use no autorizado, utilizamos medidas de seguridad que cumplen con la ley federal. Estas medidas incluyen sistemas de proteccion de computadora y archivos y edificios seguros. iCorno recopila mi informacion personal CIFS? Recopilamos tu informacion personal, por ejemplo, cuando nos das informacion sobre tu cuenta o tu informacion de contacto nos das tu informacion de empleo o solicitas un prestamo haces depositos o retiros desde tu cuenta Tambien recopilamos tu informaciOn personal desde otras fuentes como filiales u otras empresas. iPor que no puedo limitar todo el intercambio de informacion? La ley federal to otorga el derecho de limitar solamente el intercambio de informacion para fines comerciales diarios de nuestras filiales—informacion sobre tu solvencia crediticia a las filiales para que utilicen tu informacion para comercializar contigo el intercambio de informacion para que terceros no afiliados comercialicen contigo Las empresas individuales pueden otorgarte derechos adicionales para que limites el intercambio de informacion. Wue sucede cuando limito el intercambio de informacion de una cuenta que tengo con otra persona? Tus decisiones se aplicaran a todas las personas de tu cuenta, a menos que nos eyed iques lo contrario. Definiciones  Filiales qiI I( Ze Empresas relacionadas por propiedad o control com(m. Pueden ser empresas financieras o no financieras. Nuestras filiales incluyen empresas con un nombre de Citi; empresas financieras como Citibank, N.A., Citigroup Global Markets Inc. y Banamex USA. Terceros ho afiliados Empresas no relacionadas por propiedad o control comPn.  Pueden ser empresas financieras o no. Los terceros no afiliados con los cuales cornpartimos informacion pueden incluir empresas dedicadas al mercadeo directo y a la yenta de productos y servicios para consumidores. Mercadeo conjunto Acuerdo formal entre las empresas financieras no afiliadas que comercializan de manera conjunta productos o servicios financieros. Nuestros socios de marketing conjunto incluye otras compafifas financieras.  47

Quality Control Standards — Authorized Citigold Services

The Citigold Global Access Program services as described in Schedule 2.3.1 to the Master Services Agreement are incorporated by reference herein for the Quality Control Standards for the Authorized Citigold Services.

SCHEDULE 9(d)
Promotional Materials Review Process

1.                                      The BCH Parties shall submit all proposed Promotional Materials and any material modifications to previously Citi-approved Promotional Materials in a timely fashion to ensure that Citi has adequate time to review such materials prior to the date of their proposed use by the requesting BCH Party.  The Parties acknowledge that the Promotional Materials set forth on Schedule 9(d)(1) attached hereto have been approved by Citi as of the Closing Date.

2.                                      Citi shall use commercially reasonable efforts to review proposed Promotional Materials as soon as is reasonably practicable and to notify the requesting BCH Party in writing no later than five (5) Business Days following receipt of Print and Electronic Materials, and no later than ten (10) Business Days following receipt of Collateral Merchandise Materials, of whether Citi is approving or withholding its approval of such Promotional Materials.  If Citi does not notify the BCH Party of whether Citi is approving or withholding its approval of such Promotional Materials within said period, the Promotional Materials shall be deemed to have been denied by Citi.

3.                                      Citi may withdraw its approval of any Promotional Materials if:  (i) the Promotional Materials have been altered without the prior written approval of Citi; or (ii) an event occurs that, in Citi’s opinion, causes the Promotional Materials, Citi’s relationship with the BCH Parties, or the Authorized Services to adversely reflect upon the professional or business reputation of Citi.

4.                                      Notwithstanding the notice requirements in Section 32 of the Trademark License Agreement, notices to Citi under this Schedule 9(d) shall be delivered to the Citi Quality Control Manager and notices to the BCH Parties under this Section 9(d) shall be delivered to the BCH Quality Control Manager through any reasonable means agreed to by the Parties, including email or other electronic transmission.  Either Citi or the BCH Parties may change the individual(s) to whom such notices are to be sent by providing written notice of the other of such change.

SCHEDULE 9(d)(1)
Approved Marketing Materials

See attached.

SCHEDULE 23
Indemnification Procedures

1.                                      In order for a Citi Indemnified Party and a BCH Indemnified Party (each in its capacity as an indemnified party, an “Indemnified Party”) to be entitled to any indemnification provided for under Section 21 or 22 in respect of, arising out of or involving notice by any third party with respect to any matter that may give rise to a claim of indemnification against Citi or any BCH Party (each in its capacity as an indemnifying party, an “Indemnifying Party”) (“Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by the Indemnified Party) within 20 Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 21 or 22.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents received by the Indemnified Party relating to the Third Party Claim.

2.                                      The Indemnified Party alone shall conduct and control, and shall be responsible for the legal fees and costs arising out of its conduct and control of, the defense of such Third Party Claim; provided, however, that notwithstanding the foregoing or any other provision of this Agreement, Citi shall have the sole and absolute right to control the prosecution or defense of any claim, demand or legal proceeding involving, in any way, rights under the Licensed Citi Marks, or any Mark or Domain Name confusingly similar thereto, including selection of counsel and control, defense, prosecution, negotiation, settlement or other disposition of such claim, demand or legal proceeding, and Citi shall be responsible for the legal fees and costs arising out of Citi’s control of the prosecution or defense of any such claim, demand or legal proceeding; provided, however, that notwithstanding the foregoing or any other provision of this Agreement, the BCH Parties shall be responsible for the legal fees and costs arising out of Citi’s control of the prosecution or defense of any such claim, demand or legal proceeding that is caused by the BCH Parties’ actions outside the scope of this Agreement.

All indemnity payments owed under Section 21 or 22 (an “Indemnity Payment”), shall be paid in immediately available funds within ten (10) Business Days after final determination (which is final in the sense that it is no longer subject to appeal) and written request therefor by the Indemnified Party.  All such Indemnity Payments shall be made to the accounts and in the manner specified in writing by the party entitled to such Indemnity Payments.  Any amounts that are not paid within such ten day period shall accrue interest at the Prime Rate on the date such payment is due.

SCHEDULE 32
Notices

Citi Quality Control Manager:

Francisca Escobar

El Bosque Norte 500 piso 7

Santiago Chile

Ph. 562 3535840

Fax 562 3535211

EXHIBIT A
Form of Citi-BCH Domain Name Agreement

DOMAIN NAME AGREEMENT
BETWEEN
CITIGROUP INC. —CITIBANK, NA. — CITIBANK CHILE
AND
BANCO DE CHILE

This agreement is made and entered into on                     by and between CITIGROUP INC. a corporation organized under the laws of the state of Delaware, United States of America, with a principle place of business at 399 Park Avenue, New York, N.Y, 10043, United States of America, CITIBANK, NA., a bank organized under the laws of the United States with a principle place of business at 399 Park Avenue, New York, N.Y. 10043, United States of America and CITIBANK CHILE (“Citibank Chile”), a company organized under the laws of Chile with a principle place of business at 2687 Andres Bello Avenue, Floor 6 and 7, Las Condes, Santiago, Chile (hereinafter “Citi Entities”) and BANCO DE CHILE, a Chilean corporation located at Ahumada 251, Santiago, Chile.

WHEREAS, Citibank Chile and Banco de Chile are in the process of merging both banks, which is subject to regulatory approvals in Chile and in the United States of America.

WHEREAS, it has come to the attention of the Citi Entities and Banco de Chile that certain third parties have filed domain names that include their trademarks and Banco de Chile and the Citi Entities wish to protect their trademarks from these third parties.

WHEREAS, Banco de Chile opposed domain name citi-edwards.c1 filed by Jose Antonio Gonzalez Calderon.

NOW THEREFORE, the Citi Entities and Banco de Chile have reached a preliminary agreement intended to regulate their respective rights in the current and future oppositions against domain names that include their trademarks.

CLAUSE 1

The Citi Entities and Banco de Chile will keep each other informed of domain name applications they become aware of, filed by third parties at the Network Information Center (“NIC Chile”), which include and associate their trademarks and/or commercial names.  Prior to the opposition, the Citi Entities and Banco de Chile will discuss and decide which one of them has a stronger case and better chances of prevailing against the third party and that party will file the opposition (“Opposing Party”).

Once the opposition is filed, the Opposing Party will keep the party that owns the trademark at issue and which did not oppose the domain name application (“Other Party”) informed of the progress of the opposition and will not settle or abandon the case without its prior agreement in writing.

If the domain name opposition must be decided by an Arbitrator, the Opposing Party will not raise any argument or submit any evidence concerning the Other Party’s trademark without the other party’s written consent.  Subject to the arbitration regulations, the Other Party will be entitled to participate in these proceedings and will be responsible for submitting arguments and filing evidence of its rights in the trademark that has been included in the application.

CLAUSE 2

If the domain name is assigned by NIC Chile to the Opposing Party, the Opposing Party will keep the domain name registered in its name, but will not use it without the prior written consent of the Other Party.  If possible under NIC Chile regulations, the Opposing Party shall either assign rights in the domain name to the Other Party, or shall be prepared to acknowledge in writing the Other Party’s rights in said domain name and hold the domain name on a fiduciary basis for the Other Party.

CLAUSE 3

This Domain Name Agreement (“DNA”) will be applicable to the successors, assignees and affiliates of the parties.

CLAUSE 4

This DNA will remain in force until 1) the parties or their respective affiliates and/or subsidiaries conclude a comprehensive intellectual property rights agreement that addresses the subject matter of this DNA, at which time this DNA will automatically terminate; or 2) the parties enter a mutual written agreement terminating this DNA.

CLAUSE 5

This DNA will be governed by and construed in accordance with the substantive laws of Chile.

CLAUSE 6

All written communications and notices between the parties will be sent by email or by fax to the following addresses and numbers:

Citigroup Inc. — Anne Moses - mosesa@citi.com

Fax Number:  212-801-2716

Citibank NA — Anne Moses - mosesa@citi.com

Fax Number:  212-801-2716

Citibank Chile (for ATLAS marks only)

Cristian Toro — cristian.toro@citi.com

Fax Number:  56-2 -3388135

Banco de Chile — Veronica Villarroel - vvillar@bancochile.cl

Fax Number:

Or any other addresses or fax number(s) that the parties shall give notice of in writing pursuant to this Clause 6.

CLAUSE 7

The parties have read this DNA and agree to be bound by its terms and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the matter of this DNA.  No representations, statements or obligations of any kind made by either party, which are not expressly stated herein, shall be binding on such party.  This DNA may only be modified or amended by a written agreement signed by the parties.

IN WITNESS WHEREOF, the parties have executed this DNA as of the date set forth above.

CITIGROUP INC.	CITIBANK, N.A.

CITIBANK CHILE	BANCO DE CHILE